Exhibit (a)(1)(C)

THE NASDAQ OMX GROUP, INC.

STOCK OPTION EXCHANGE PROGRAM

PAPER ELECTION FORM FOR EMAIL

TRANSMISSION

NASDAQ OMX STOCK OPTION EXCHANGE PROGRAM ELECTION FORM

THE NASDAQ OMX GROUP, INC.

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS

ELECTION FORM (BY EMAIL)

THE OFFER EXPIRES AT 12:00 MIDNIGHT U.S. EASTERN TIME AT THE END OF AUGUST 3, 2010, UNLESS THE

PROGRAM IS EXTENDED

NASDAQ OMX is offering a Stock Option Exchange Program that permits Eligible Employees who hold Eligible Options to exchange them for Replacement Options that will have a new Exercise Price and other terms. Before making your election, please make sure you have read the documents that make up this Program (the “Program Documents”), including the Offer to Exchange Eligible Options for Replacement Options dated July 7, 2010 (the “Offer to Exchange”), which relates to the Program and other related Program Documents. The Program is subject to the terms of these documents as they may be amended. Capitalized terms used herein and not defined have the meanings given in the Offer to Exchange. The Program Documents are available on the Program website at https://nasdaqomx.equitybenefits.com or on the Securities and Exchange Commission (SEC) website at www.sec.gov.

If you choose to participate in the Program, follow the instructions below.

YOUR ELIGIBLE GRANTS

[FIRSTNAME LASTNAME]

[USER ID]

Exchange Election	Grant Date	Number of Eligible Options	Exercise Price	Exchange Ratio	Number of Replacement Options
☐
☐
☐

☐	I elect to exchange the options selected above.

☐	I elect to withdraw my previous elections and reject the Offer to Exchange.

INSTRUCTIONS

In making this election, you agree that NASDAQ OMX may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Program. Such personal data may be transferred to NASDAQ OMX and to any third parties assisting NASDAQ OMX with the Program, and these recipients may be located in the U.S. or elsewhere.

You must sign, date and deliver this completed Election Form by email by 12:00 midnight, U.S. Eastern time at the end of August 3, 2010, unless the Program is extended, in accordance with the instructions below forming part of the terms and conditions of the Program.

NASDAQ OMX Stock Option Exchange Program Election Form

To elect to exchange ALL your Eligible Options, check the box next to every grant, sign this form and return it in accordance with these instructions.

To elect to exchange SOME of your Eligible Options, check the box next to the grants you want to exchange, sign this form and return it in accordance with these instructions.

To change your previous election, you will need to sign a new properly completed Election Form prior to the expiration of the Exchange Period, which is 12:00 midnight, U.S. Eastern time at the end of August 3, 2010, unless the Program is extended, in accordance with these instructions.

To withdraw your previous elections and reject the Offer to Exchange, DO NOT check boxes next to any grants and DO check the box indicating that you elect to withdraw your election and reject the Offer to Exchange. Then sign this form and return it in accordance with these instructions.

You can elect to exchange your Eligible Options, or after making an election, you can withdraw from the Program, anytime during the Exchange Period. If NASDAQ OMX extends the Program, you may submit a new Election Form with respect to some or all of your Eligible Options at any time until the extended Program expires. The last valid election in place prior to the expiration of the Program shall control.

If you are not able to submit a new election electronically using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your new election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet service), you must complete a new paper election form and return it by email to lindsay.katz@nasdaqomx.com with the subject line: “Elect,” before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless we extend the Exchange Period. To obtain a paper election form, please contact Lindsay Katz at lindsay.katz@nasdaqomx.com, stating your first and last name, your NASDAQ OMX employee ID Number, your telephone number and an email address if one is available.

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA EMAIL, OR TO AN ADDRESS OTHER THAN THE EMAIL ADDRESS ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.

NASDAQ OMX will not accept delivery of any Election Form after expiration of the Program. If NASDAQ OMX does not receive a properly completed and duly executed Election Form (either electronically through the Program website or through a paper Election Form) from you before the expiration of the Program, NASDAQ OMX will not accept your Eligible Options for exchange and such Eligible Options will not be exchanged pursuant to this Program.

NASDAQ OMX intends to confirm the receipt of your new electronic election (or paper election form) by email within two U.S. business days. If you have not received an email confirmation, we recommend that you confirm that we have received your electronic election (or paper election form). If you need to confirm receipt after two U.S. business days have elapsed, you may email Lindsay Katz at lindsay.katz@nasdaqomx.com.

You must physically sign this paper Election Form for it to be valid.

You should make a copy of your paper Election Form and retain it for your records.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE PROGRAM DOCUMENTS.

TERMS OF REPLACEMENT OPTIONS

In accordance with the terms outlined in the Program Documents, if you elect to exchange your Eligible Options, the number of Replacement Options you receive will be determined based on an Exchange Ratio taking into consideration the Exercise Price and the remaining term of your Exchanged Options, among other factors. Your Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partially or wholly vested. Vesting on any date is subject to your continued service to NASDAQ OMX or its subsidiaries through each relevant vesting date, subject to special vesting events. Other terms of your Replacement Options will be different from your Eligible Options. For further details, please see the discussion below the caption “The Stock Option Exchange Program” of the Offer to Exchange. Validly exchanged Eligible Options will be cancelled on the date Replacement Options are granted and will be displayed in your E*Trade account as soon as administratively possible. You will lose your rights to all Exchanged Options that are cancelled under the Program.

Please refer to the Replacement Option Award Agreement for terms of the Replacement Options. The form of Replacement Option Award Agreement is available on the Program website at https://nasdaqomx.equitybenefits.com or on the Securities and Exchange Commission (SEC) website at www.sec.gov.

NASDAQ OMX Stock Option Exchange Program Election Form

AGREEMENT TO TERMS OF ELECTION

If you would like to participate in this Program, please indicate your election by checking the applicable boxes on this Election Form. You may change or withdraw this election by submitting a new properly completed election prior to the Expiration Date, which will be 12:00 midnight, U.S. Eastern time at the end of August 3, 2010, unless we extend the Program.

By electing to exchange my Eligible Options, I agree to all of the following:

1.	I hereby agree to exchange my Eligible Options for Replacement Options as indicated on this Election Form in accordance with the terms of the Program as set forth in the Offer to Exchange, dated July 7, 2010, of which I hereby acknowledge receipt. Each Eligible Option indicated on this Election Form will be cancelled promptly following the expiration of the Program. A Replacement Option will be granted to me promptly following the expiration of the Program.

2.	The Program is currently set to expire at 12:00 midnight, U.S. Eastern time at the end of August 3, 2010, unless NASDAQ OMX, in its discretion, extends the period of time during which the Program will remain open.

3.	If I cease to be employed by NASDAQ OMX or its subsidiaries before the Replacement Option Grant Date, I will not receive a Replacement Option. Instead, my Eligible Options will expire in accordance with their terms.

4.	Until the expiration of the Program, I will have the right to change or withdraw the elections that I have made with respect to the Eligible Options that I elected to exchange. However, after the expiration of the Program, I may not change or withdraw my election. The last properly submitted election, whether electronically or in paper form, prior to the expiration of the Program shall be binding.

5.	The tender of some or all of my Eligible Options will constitute my acceptance of the terms and conditions of the Program. Acceptance by NASDAQ OMX of my Eligible Options for exchange pursuant to the Program will constitute a binding agreement between NASDAQ OMX and me upon the terms and subject to the conditions of the Program.

6.	I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on this Election Form are true and correct.

7.	I am not required to tender any of my Eligible Options pursuant to the Program.

8.	NASDAQ OMX and/or any independent firms hired with respect to the Program cannot give me legal, tax or investment advice with respect to the Program, and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Program.

9.	Under certain circumstances set forth in the Offer to Exchange, NASDAQ OMX may terminate or amend the Program and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.

10.	I acknowledge the exchange model provided in the Program website is not intended to act as a financial planning tool or a tax planning tool and is not a recommendation as to whether or not to participate in the offer. The exchange model is being provided to me solely for the purpose of making limited mathematical simulations regarding the hypothetical value that I may receive by participating in or opting not to participate in the Program. I acknowledge that NASDAQ OMX recommends that I consult a professional financial advisor to discuss my individual situation. In providing the exchange model, I acknowledge that NASDAQ OMX is not making a forecast or projection regarding the future market price of NASDAQ OMX common stock. I acknowledge that I should not rely on hypothetical NASDAQ OMX stock prices used on the exchange model for any purpose.

11.	I acknowledge that my Replacement Options will be subject to a new Replacement Option Award Agreement effective upon the Replacement Option Grant Date. The form of Replacement Option Award Agreement is available on the Program website at https://nasdaqomx.equitybenefits.com or on the SEC website at www.sec.gov.

12.	I acknowledge that neither NASDAQ OMX nor the Management Compensation Committee of the Board of Directors of NASDAQ OMX is making any recommendation as to whether I should exchange or refrain from exchanging my Eligible Options, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I acknowledge that the Replacement Options may decline in value when I decide to exercise such options. I further acknowledge that past and current market prices of NASDAQ OMX common stock may provide little or no basis for predicting what the market price of NASDAQ OMX common stock will be when NASDAQ OMX grants me new options in exchange for my tendered Eligible Options or at any other time in the future.

13.	My signature and submission of this Election Form indicates that I have read and agree to the Agreement to Terms of Election above.

X	(Signature of Optionee or Authorized Signatory)
X	(Optionee’s Name, please print in full)

NASDAQ OMX Stock Option Exchange Program Election Form

Date:

Office telephone: ( ) –

NASDAQ OMX email address:

NASDAQ OMX Employee ID: